Exhibit 10.26

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Dragonfly Energy Holdings Corp., a Delaware corporation and its subsidiaries (the “Employer”), on behalf of itself, and its present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Sean Nichols (the “Employee”), residing at 1945 Marsh Avenue, Reno, Nevada (the Employer and the Employee are collectively referred to as the “Parties”) as of October 25, 2022 (the “Execution Date”).

The Employee’s last day of employment with the Employer is November 7, 2022 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date, except as mutually agreed herein.

The Employee agrees to not seek future employment with the Employer.

In consideration of these premises and mutual agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Consideration. As consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 4 and other post-termination obligations, and the Employee’s execution and non-revocation of the Resignation, attached hereto as Exhibit A, the Employer Group agrees to provide the following benefits to which the Employee is not otherwise entitled:

a. A lump sum payment of One Hundred Thousand Dollars ($100,000), less all relevant taxes and other withholdings, which shall be paid on December 7, 2022.

b. Payments equivalent to One Million Dollars ($1,000,000.00) divided into twenty-four (24) monthly payments starting on the first of the month following the Effective Date (defined below). These payments will not deduct taxes or any other withholdings. Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement.

c. Notwithstanding the terms of the 2022 Dragonfly Energy Holdings Corp. Stock Incentive Plan and all successor plans or any applicable award agreements, all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall remain in effect. Employee will have 12 months from the Termination Date to exercise outstanding options. This section shall be approved by Employer’s Board of Directors on or before the Separation Date.

d. If the Employee timely and properly elects COBRA continuation coverage under the Dragonfly Energy Holdings Corp. Employee Benefits Plan (Plan), the Employee may be permitted to continue participation in the Plan under COBRA by continuing to pay premiums to the Employer at the contribution level in effect for active employees until the earliest of: (i) the expiration of eighteen months following the Separation Date; (ii} the date the Employee becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which the Employee is eligible under federal law. At the end of this period, the Employee shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

e. Employee agrees to direct all requests for references to Denis Phares. In response to a request for a reference, Denis Phares shall provide only Employee’s dates of employment and job title and, if requested and authorized by the Employee in writing, the Employee’s last salary or rate of pay.

f. A positive letter of reference from Denis Phares, Ph.D, Chairman and CEO, in the form attached as Exhibit B.

The Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Employee.

2. Resignation from Company. On the Separation Date, Employee shall execute a written Resignation in the form of Exhibit “A” attached hereto resigning as an employee of the Company.

3. Cooperation. The parties agree that certain matters in which the Employee has been involved during the Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, for a period of six (6) months after the Separation Date, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee’s service to the Employer, provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation.

4. Post-Termination Obligations and Restrictive Covenants.

a. Acknowledgment

The Employee understands and acknowledges that by virtue of the Employee’s employment with the Employer Group, the Employee had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer Group, and benefitted from the Employer Group’s goodwill. The Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer Group’s legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

b. Confidential Information

The Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties {“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists, of the Employer or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

c. Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors, or as may be required by law.

Employee agrees the fact of Employee’s separation from the Company, this Agreement, the Separation Date, the Execution Date, and Effective Date are strictly confidential until the Announcement Date. The Announcement Date is the date the Company publishes its Q3 Earnings Report, currently anticipated to be November 7, 2022.

This Section does not in any way restrict or impede the Employee from disclosing the underlying facts or circumstances giving rise to the Employee’s claim of sexual harassment or abuse or sex discrimination or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to Chief Legal Officer at Dragonfly Energy Holdings Corp.., legal@dragonflyenergy.com 1190 Trademark Drive #108, Reno, Nevada 89521.

i. Disclosure and Use Restrictions.

1. Employee Covenants. The Employee agrees and covenants:

a. to treat all Confidential Information as strictly confidential;

b. not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer and, in any event, not to anyone outside of the direct employ of the Employer except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared; and

c. not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as allowed by applicable law, or as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer. The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

2. Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer. Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances [or a possible securities law violation. Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Employee from exercising protected rights under Section 7 of the National Labor Relations Act (NLRA).

3. Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

a. The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b. If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

d. Non-Competition

Because of the Employer’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, for the remainder of the Employee’s employment with the Employer and for twelve (12) months beginning on the Separation Date, the Employee agrees and covenants not to engage in any Competitive Activity within a 100-mile radius of 1190 Trademark Drive #108, Reno, Nevada.

For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Employer, including energy storage technology. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require the Employee’s disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this Agreement prohibits the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Employee’s ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, the corporation.

The Company acknowledges the Board of Directors’ determination to allow Employee to engage in a separate business related to Belly of the Blade, LLC, a Nevada limited liability company, on the basis that it is not a competing business.

e. Non-Solicitation of Employees

The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer for the remainder of the Employee’s employment with the Employer and for twelve (12) months beginning on the Separation Date.

f. Non-Solicitation of Customers

The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of the Employee’s experience with and relationship to the Employer, the Employee has had access to and learned about much or all of the Employer’s customer information (“Customer Information”). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Employer’s sales.

The Employee understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Employer.

The Employee agrees and covenants for the remainder of the Employee’s employment with the Employer and for the twelve months beginning on the Separation Date, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Employer’s current, former, or prospective customers for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Employer.

This restriction shall only apply to:

(i) customers or prospective customers the Employee contacted in any way during the twelve (12) months before the Separation Date;

(ii) customers about whom the Employee has trade secret or Confidential Information; or

(iii) customers about whom the Employee has information that is not available publicly; or

(iv) customers who became customers during the Employee’s employment with the Employer

g. Non-Disparagement.

i. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to Chief Legal Officer at Dragonfly Energy Holdings Corp.., legal@dragonflyenergy.com 1190 Trademark Drive #108, Reno, Nevada 89521.

ii. The Employer Group agrees and covenants that the Employer Group shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employee or his businesses, or any of his employees, and his existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

5. Return of Property.

a. By the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in the Employee’s possession. Employee further acknowledges and agrees that Employee no longer has access to and does not claim ownership of any of Employer’s cloud storage or social media accounts.

b. On the Announcement Date, Employer will arrange for the packing and moving of all Employee’s personal belongings on Employer premises and delivery to Employee’s address herein. Employer will coordinate this effort with Employee, and Employee will cooperate with Employer’s efforts.

6. Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

a. has not filed any claims, complaints, or actions of any kind against the Employer with any federal, state, or local court or government or administrative agency;

b. has not made any claims or allegations to the Employer related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse;

c. except for the final payroll check for any partial pay period in which wages are due prior to the commencement of the severance payments, has been properly paid for all hours worked for the Employer and;

d. has received all salary, wages, commissions, bonuses, and other compensation due to the Employee, with the exception of the Employee’s final payroll check for salary through and including the Separation Date; and

e. has not engaged in any unlawful conduct relating to the business of the Employer.

If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Employer immediately in writing of the statements that are not true. This notice will not automatically disqualify the Employee from receiving the benefits offered in this Agreement, but will require the Employer’s further review and consideration.

7. Release.

a. Employee’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, including each member of the Employer’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including, but not limited to:

i. any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), and all applicable state and local laws that may be waived, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii. any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii. any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv. any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (Al any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (Bl claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (C) indemnification rights the Employee has against the Employer; (Dl any right to file an unfair labor practice charge under the National Labor Relations Act or the Employee’s rights under a collective bargaining agreement without processes; (El protections against retaliation under the Taxpayer First Act (26 U.S.C. § 2623(dll; and (Fl any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

If the Employee applies for unemployment benefits, the Employer shall not actively contest it. However, the Employer will respond truthfully, completely, and timely to any inquiries by the Nevada Labor Commissioner or the Nevada Department of Employment, Training & Rehabilitation concerning the termination of Employee’s employment.

b. Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

i. the Employee has read this Agreement in its entirety and understands all of its terms;

ii. by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

iii. the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

iv. the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

v. the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

vi. the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Denis Phares, Ph.D at the Employer,       by email before the end of this seven-day period; and

vii. the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

c. Employer Group Release of Employee

In exchange for the Releasors’ waiver and release of claims against the Released Parties, and non¬ revocation of any portion of that release, the Employer Group expressly waives and releases any and all claims against the Employee that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; (ii) the Employee’s breach of any terms and conditions of the Agreement; and (iii) the Employee’s criminal activities or intentional misconduct occurring during the Employee’s employment with the Employer Group.

8. Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

a. the Employee has read this Agreement in its entirety and understands all of its terms;

b. by this Agreement, the Employee has been advised to consult with an attorney before executing this Agreement and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

c. the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

d. the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

e. the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement; and

f. the Employee understands that the waiver and release in this Agreement is being requested in connection with the Employee’s separation of employment from the Employer.

The Employee further acknowledges that the Employee is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the 21-day period. Further, the Employee acknowledges that the Employee shall have an additional seven (7) days from signing this Agreement to revoke consent to Employee’s release of claims under the ADEA by delivering notice of revocation to Denis Phares, Ph.D at the Employer,        by email before the end of the seven-day period. In the event of a revocation by the Employee, Employer shall have the option of treating this Agreement as null and void in its entirety.

9. Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.

10. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

11. Remedies. In the event of a breach or threatened breach by the Employee of any provision of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If the Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12. Successors and Assigns.

a. Assignment by the Employer

The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

b. No Assignment by the Employee

The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

13. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment or termination of employment with Dragonfly Energy Holdings Corp., whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Nevada (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Nevada, county of Washoe. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

In the event of any inconsistency between this Agreement and any other agreement between the Employee and the Employer, the statements in this Agreement shall control.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

17. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

18. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

19. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employee or the Employer of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

20. Notices. All notices under this Agreement must be given in writing by regular mail or email at the addresses indicated in this Agreement or any other address designated in writing by either Party. When providing written notice to Employer, a copy must be provided to Employer’s Chief Executive Officer and Chief Legal Officer at the addresses below.

Notice to Employer:

Dragonfly Energy Holdings Corp.

Attn: Chief Executive Officer

1190 Trademark Drive #108

Reno, Nevada 89521

Dragonfly Energy Holdings Corp.

Attn: Chief Legal Officer

1190 Trademark Drive #108

Reno, Nevada 89521

Notice to the Employee

Sean Nichols

21. Attorneys’ Fees and Costs. If the Employee breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Nevada law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

22. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

23. Notice of Post-Termination Obligations. When the Employee’s employment with the Employer terminates, the Employee agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement. In addition, the Employee authorizes the Employer to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated, or possible future employer.

24. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

Dragonfly Energy Holdings Corp.

By:	/s/ Denis Phares
Name:	Denis Phares, Ph.D
Title:	Chairman & CEO

EMPLOYEE

By:	/s/ Sean Nichols
Sean Nichols